International Seaways, Inc. S-8

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of International Seaways Inc., our report dated March 16, 2021 relating to the financial statements of Diamond S Shipping Inc., appearing in the Annual Report on Form 10-K of Diamond S Shipping Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

New York, New York

August 4, 2021